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Exhibit 21

Subsidiaries of the Registrant

1.
Digital Angel Holdings, LLC, a Minnesota limited liability company

2.
Digital Angel Technology Corporation, a Delaware corporation

3.
Fearing Manufacturing Co., Inc., a Minnesota corporation

4.
Medical Advisory Systems, Inc., a Delaware corporation

5.
Travelers Angel Assistance, Inc., a Delaware corporation

6.
DocTalk, Inc., a Delaware corporation

7.
DocTalk, LLC, a Delaware limited liability company

8.
Timely Technology Corporation, a California corporation

9.
Signature Industries Limited, formed under the laws of the United Kingdom

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  Exhibit 21
Subsidiaries of the Registrant